UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 21, 2018

Fortress Transportation and Infrastructure Investors LLC
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-37386	32-0434238
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1345 Avenue of the Americas, 45th Floor, New York, New York 10105
(Address of Principal Executive Offices) (Zip Code)

(212) 798-6100
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.02.	Unregistered Sales of Equity Securities

 On June 21, 2018, Fortress Transportation and Infrastructure Investors LLC (the “Company”), through its indirect wholly owned subsidiary, Jefferson Investment Holdings LLC, a Delaware limited liability company (“Jefferson Investment Holdings”), completed a private offer to exchange (the “Offer”).

Prior to the completion of the Offer, the Company owned approximately 60%, and certain affiliates of FIG LLC (“Fortress”), the Company’s manager, owned approximately 20% of Jefferson Terminal, which develops crude oil and owns refined product logistics assets. Several third parties (the “Eligible Holders”) owned the remaining approximately 20% stake.

The Offer was directed to the Eligible Holders of Jefferson Terminal. Pursuant to the Offer, Jefferson Investment Holdings acquired substantially all of the interests held by the Eligible Holders in Jefferson Terminal and, in exchange, issued to the Eligible Holders Class B Units of Jefferson Investment Holdings (the “Newco Units”), which have the terms described below. Following the completion of the Offer, the Company now owns approximately 80% and Fortress owns approximately 20% in Jefferson Terminal. The Offer allowed the Company to increase its majority interest in Jefferson Terminal, and affords Eligible Holders liquidity, as their prior interests were subordinate to approximately $300 million of intercompany shareholder debt incurring payment-in-kind interest compounding monthly at 12% interest.  The value of the Offer was at a discount to the value of invested equity in Jefferson Terminal.

Each Newco Unit is exchangeable at the holder’s request, at any time and from time to time, for 0.7406 common shares of the Company (the “Exchange Ratio”). Jefferson Investment Holdings will have the option to satisfy any such exchange request by delivering either common shares of the Company or cash. In the event of an exchange of all Newco Units into common shares of the Company, the total number of common shares issuable by the Company would be 1,920,605. In the event that either the Company disposes of all of its interests in Jefferson Terminal or Jefferson Investment Holdings is dissolved, each outstanding Newco Unit would be automatically exchanged into common shares of the Company.

Holders of the Newco Units will be entitled to receive distributions from Jefferson Investment Holdings equivalent to distributions paid by the Company on the Company’s common shares. Jefferson Investment Holdings will have the option to satisfy its obligation to make pay such distributions in either cash or payment in kind, through issuing additional Newco Units.

The Newco Units were offered and issued, and the common shares of the Company will be issued, without registration under the Securities Act of 1933, as amended (the “Securities Act”), in reliance on the exemptions provided by Section 4(a)(2) of the Securities Act, as provided in Rule 506 of Regulation D promulgated thereunder. Each of the persons who participated in the Offer was required to represent that it is an “accredited investor” as defined in Rule 501 of Regulation D under the Securities Act and was acquiring the Newco Units for its own account and not with a view to resell or distribute and each person electing to exchange their Newco Units for the Company’s common stock will be required to make a similar representation. Neither the Company nor Jefferson Investment Holdings engaged in general solicitation or advertising nor offered securities to the public in connection with the offer and issuance of the Newco Units.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FORTRESS TRANSPORTATION AND INFRASTRUCTURE INVESTORS LLC

By:	/s/ Cameron D. MacDougall
Name:	Cameron D. MacDougall
Title:	Secretary

Date: June 21, 2018